Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 22nd day of December, 2008 (“Effective Date” or “Commencement Date”) by and between HOLLYWOOD MEDIA CORP., a Florida corporation with its principal office at Suite 221A, 2255 Glades Road, Boca Raton, Florida 33431 (hereinafter called the “Company”), and Laurie S. Silvers, whose residence address is 7163 Ayrshire Lane, Boca Raton, Florida 33496 (hereinafter called the “Executive”).
Recitals
     A. The Executive currently serves as the Vice Chairperson of the Board and President of the Company pursuant to a written Employment Agreement with the Company entered into as of July 1, 1993 (as amended by those certain Extension and Amendment Agreements between the Company and the Executive dated as of July 1, 1998, July 1, 2003, May 31, 2004, November 15, 2004 and August 21, 2008, the “Current Employment Agreement”).
     B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.
     C. The Board of Directors (the “Board”) of the Company recognizes that the Executive’s contribution, as Vice Chairperson of the Board and President of the Company, to the growth and success of the Company will be substantial and desires to assure the Company of the Executive’s present and continued employment in an executive capacity and to compensate her therefor.
     D. The Board has determined that this Agreement, which amends and restates the Current Employment Agreement, will reinforce and encourage the Executive’s continued attention and dedication to the Company.
     E. The Executive is willing to make her services available to the Company on the terms and conditions hereinafter set forth.
Agreement
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

     1. Employment.
          1.1 Employment and Term. The Company shall continue to employ the Executive and the Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period (the “Term”) effective as of the date first set forth above (the “Commencement Date”) and expiring on December 31, 2010 (the “Termination Date”), unless sooner terminated as hereinafter set forth; provided, however, that the Term of this Agreement shall automatically be extended for periods of one year each (commencing on the day after the Termination Date (January 1, 2011) and each anniversary thereof unless, at least 90 days prior to January 1, 2011, or any anniversary of such date, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the Term of the Executive’s employment hereunder will not be extended.
          1.2 Duties of Executive. The Executive shall serve as Vice Chairperson of the Board and President of the Company and shall perform the duties of an executive commensurate with such position, shall perform all services as may be reasonably assigned to her by the Board and shall exercise such power and authority as may from time to time be delegated to her by the Board. The Executive shall devote such time as she deems necessary to the business and affairs of the Company. Nothing herein shall be construed to prevent the Executive from investing in, participating in the management of, serving on the board of directors of, or acting as an officer, managing member or consultant to other companies or other entities. Without limitation of the foregoing, it is acknowledged that the Executive is currently Co-Chief Executive Officer of Hollywood.com, LLC, and that she may continue her current involvement in such business and other businesses.
          1.3 Place of Performance. In connection with her employment by the Company, the Executive shall be based at the Company’s principal executive offices in Boca Raton, Florida except for required travel on the Company’s business to an extent substantially consistent with her present travel obligations.
     2. Compensation.
          2.1 Base Salary. During the Term, the Executive shall receive a base salary at the annual rate of $406,729.80 (which is the base salary paid to the Executive as of the date hereof pursuant to the Current Employment Agreement), subject to adjustment in accordance with this Section (the “Base Salary”), during the Term. Such Base Salary shall be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Commencing on the first anniversary of the Commencement Date, and each anniversary of the Commencement Date thereafter during the Term, the Base Salary shall be increased, but shall not be decreased, by that percentage by which the Consumer Price Index for Urban Wage Earners and Clerical Workers (All Items Less Shelter), for the Miami-Fort Lauderdale, Florida area (1982-1984 = 100), as published by the United States Government (the “Index”) for the immediately preceding calendar month, exceeds such index for the same month of the next preceding calendar year. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Miami, Florida area as computed and published by an agency of the United States government or, if no such agency computes and publishes such statistics, by any regularly published national periodical that does compute and publish such statistics.
          2.2 Additional Cash Compensation. The Executive shall also be entitled to receive such increments and base salary and performance or merit bonuses (collectively, “Bonus”) as shall be determined from time to time during the Term by the Compensation Committee of the Board or by the Board. Any Bonus relating to a calendar year or other period shall be paid by the 15th day of the second month following the end of the calendar year or other period to which such bonus relates.

          2.3 Other Compensation. The Executive shall receive such awards of stock options, restricted stock, and other equity-based incentives as may be granted from time to time by the Board or by any Committee of the Board (including, without limitation, its Compensation Committee).
     3. Expense Reimbursement and Other Benefits.
          3.1 Expense Reimbursement. During the Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executive officers, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and relating to the business of the Company, including expenses for travel and entertainment. Any such reimbursement shall be made by the last day of the calendar year following the calendar year in which the expense was incurred, and the expenses eligible for reimbursement in any one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.
          3.2 Other Benefits. The Company shall obtain or shall continue in force comprehensive major medical and hospitalization insurance coverages, including dental coverages, either group or individual, for the Executive and her dependents, and shall obtain or shall continue in force disability and life insurance for the Executive (collectively, the “Policies”), which Policies the Company shall keep in effect at its sole expense throughout the Term. The Policies to be provided by the Company shall be on terms as determined by the Board; provided, however, that such Policies shall in no event provide benefits to the Executive which are less than the benefits to which she is currently receiving.
          3.3 Working Facilities. The Company shall furnish the Executive with an office, a secretary, and such other facilities and services suitable to her position and adequate for the performance of her duties hereunder.
          3.4 Automobile Allowance. Throughout the Term of this Agreement, the Company will pay the Executive an automobile allowance in the amount of $650 per month. Such automobile allowance shall be for no more than one automobile and shall include all expenses related thereto, including, without limitation, lease expenses, maintenance and insurance.
          3.5 Vacation. The Executive shall be entitled to reasonable vacations during each year of the Term, the time and duration thereof to be determined by mutual agreement between the Executive and the Company, consistent with past practices.
     4. Termination.

          4.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within 30 business days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement or misappropriation as against the Company, or (iii) the conviction (from which no appeal can be taken) of the Executive for any criminal act which is a felony. Upon any determination by the Company’s Board of Directors that Cause exists under clause (i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and the Executive, but in no event later than 10 business days after the Executive’s receipt of the notice contemplated by clause (i). The Executive shall have the right to appear before such special meeting of the Board with legal counsel of her choosing to refute any determination of Cause specified in such notice, and any termination of the Executive’s employment by reason of such Cause determination shall not be effective until the Executive is afforded such opportunity to appear. Any termination for Cause pursuant to clause (ii) or (iii) of this Paragraph 4.1 shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Paragraph 4.1, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice. In addition, the Company shall pay any benefits, if any, owed to the Executive under any plan provided for the Executive under Paragraph 3 hereof in accordance with the terms of such plan as in effect on the date of termination of employment under this Paragraph 4.1. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Paragraph 3.1 hereof).
          4.2 Disability. Notwithstanding anything to the contrary contained in this Agreement, if, during the term hereof, the Executive suffers a disability (as defined below) the Company may, at its election, by a vote of 75% of the members of the Board of Directors, terminate this Agreement and the employment of the Executive. In the event of such termination, the Executive shall receive any unpaid Base Salary through the date of termination of employment, and any benefits under any plan provided for the Executive under Paragraph 3 through the date of such termination. In addition, a payment in an amount equal to the Executive’s Base Salary for the remainder of the scheduled Term or 12 months, whichever is greater, shall be made in a lump sum to the Executive within 30 days after termination of employment, and benefits shall be continued (to extent permissible by applicable law) for 12 months or the remainder of the scheduled Term, whichever is greater. As used in this Agreement, the term “disability” shall mean the complete inability of the Executive to perform her duties under this Agreement as determined by an independent physician selected with the approval of the Company and the Executive. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination subject, however, to the provisions of Paragraph 3.1 hereof).
          4.3 Death. In the event of the death of the Executive during the Term of this Agreement, the Company shall pay to the Executive’s legal representative, any unpaid Base Salary accrued through the date of the Executive’s death, as well as a lump sum payment equal to (A) 12 months’ Base Salary at the rate prevailing on the date of the death of the Executive and (B) the share of Bonus to which she would have been entitled pro rated based on the percentage of the current fiscal year that had been completed on the date of her death. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, subject, however to the provisions of Paragraph 3.1 hereof).

          4.4 Effect of Termination by the Company Other Than for Cause. If the employment of the Executive is terminated by the Company other than for Cause, death, or disability pursuant to Paragraphs 4.1 through 4.3, the Company will pay to the Executive (i) Base Salary through the date of termination of employment, (ii) any benefits owed under a plan described in Paragraph 3 as in effect on the date of termination, (iii) reimbursement for reasonable expenses incurred prior to the date of termination, and (iv) an amount equal to the Base Salary for the remainder of the Term or 12 months, whichever is greater. The amounts described in clauses (i)-(iii) of the preceding sentence shall be paid in accordance with the usual practices and procedures of the Company and the amount described in clause (iv) shall be paid in a lump sum within 30 days after termination of employment. If the Executive terminates her employment for “Good Reason” as defined below, such termination shall be treated as a termination of employment by the Company other than for Cause. The Executive shall be treated as terminating her employment for Good Reason if she terminates her employment within two years following the initial existence of one or more of the following events: (a) a material diminution in the Executive’s base compensation; (b) a material diminution in the Executive’s authority, duties, or responsibilities; (c) a material diminution in the budget over which the Executive retains authority; (d) a material change in the geographic location at which the Executive must perform the services described in this Agreement; and (e) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided, that the Executive provide notice to the Company within 90 days after the first occurrence of such event; provided further, that the Company shall have a period of 30 days in which to cure any ground for termination for Good Reason.
          4.5 Termination by Executive. In the event that, during the Term, the Company shall terminate the employment of Mitchell Rubenstein without “Cause” as defined in the Employment Agreement of even date herewith between Mitchell Rubenstein and the Company, such termination shall be considered a material breach by the Company of the terms of this Agreement.
          4.6 Determinations Relating to Termination of Employment. Any decision of the Company relating to the termination of employment of the Executive or Mitchell Rubenstein shall be made by a committee comprised of one or more members of the Board other than the Executive, Mitchell Rubenstein, or any other officer or former officer of the Company.
          4.7 Six-Month Delay for Payments to Specified Employee. If the Executive is a “specified employee” (as defined in Treas. Reg. section 1.409A-1(i)) as of the date of her termination of employment under this Agreement, then, notwithstanding any other provision of this Agreement, any lump sum payment to the Executive following such termination of employment that is made under the third sentence of Paragraph 4.2 or under clause (iv) of Paragraph 4.4 (in each case, the “Termination Payment”) shall be made on the date that is six months after the date of termination of employment (the “Termination Payment Date”). From the date of termination of employment until the Termination Payment Date (or, if later, the date of actual payment), such amounts due to the Executive and described in the preceding sentence shall be set aside in a “rabbi trust” (within the meaning of Internal Revenue Service Revenue Procedure 92-64) established by the Company for purposes of holding the funds payable under clause (iv) of Paragraph 4.4 of this Agreement. Such funds shall be invested in short-term U.S. Government obligations until the date of payment of the Termination Payment to the Executive, and an amount equal to the interest earned on obligations held by the rabbi trust shall be paid to the Executive on the Termination Payment Date or, if later, the date the Termination Payment is actually paid to the Executive.

     5. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.
     6. Change of Control.
          (a) For the purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if (i) any person, or more than one person acting as a group as defined in Treas. Reg. section 1.409A-3(i)(5)(v)(B), acquires Company stock (or has acquired such stock within a 12-month period ending on the date of the most recent acquisition by such person or persons) having 30% or more of the combined voting power of the then outstanding stock of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), (ii) a majority of the persons who were directors of the Company before such transactions shall be replaced by directors whose appointment was not endorsed by the Board before such appointment, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, or (iii) any one person, or more than one person acting as a group as defined in Treas. Reg. section 1.409A-3(i)(5)(v)(B), acquires (or has acquired within the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company having a total gross fair market value equal to or greater than 40% of the total gross fair market value of the assets of the Company immediately before such acquisition or acquisitions.
          (b) The Company and the Executive hereby agree that, if the Executive is affiliated with the Company (as an employee, director, or both) on the date on which a Change of Control occurs (the “Change of Control Date”), the Company will pay to the Executive a lump sum payment equal to 300% of the Executive’s “base period income” as determined under (c) below. Such amount will be paid to the Executive within 5 days after the Change of Control.
          (c) The Executive’s “base period income” shall be the sum of (i) her Base Salary paid or payable to her with respect to the last fiscal year ending before the date of the Change of Control, and (ii) the greater of (x) the Executive’s Bonus (both cash and stock) for the last fiscal year ending before the date of the Change of Control and (y) the Executive’s Bonus (both cash and stock) for the second fiscal year preceding such date.

          (d) If the payment described in clause (b) of this Paragraph 6 or any amount payable to the Executive under any other compensation arrangement maintained by the Company (or a subsidiary) which became payable after payment of the lump sum provided for in (b), upon or as a result of the Change of Control and/or the exercise by the Executive of rights which are contingent on a Change of Control (each a “Payment” and collectively the “Payments”), or any portion thereof would be considered a “parachute payment” under Internal Revenue Code section 280G and regulations thereunder subject to the excise tax imposed by I.R.C. section 4999, or by any successor provision, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (e) In the event of a proposed Change in Control, the Company will allow the Executive to participate in all meetings and negotiations related thereto.
     7. Restrictive Covenants.
          7.1 Nondisclosure. During the Term and following termination of the Executive’s employment with the Company, the Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and marketing and promotion of the Company’s services) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through her employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law, or from the disclosure or other use of Confidential Information that relates to the business activities of Hollywood.com, LLC and its affiliates.
          7.2 Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement or on the Board’s request at any time.
     8. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Paragraph 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Paragraph 7 of this Agreement by the Executive or any of her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

     9. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 6 hereof.
     10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or any successor thereof, and judgment upon the award rendered by the Arbitrators may be entered in any Court having jurisdiction thereof. Venue of the arbitration shall in Palm Beach County, Florida. Any controversy or claim shall be submitted to three arbitrators selected from the panels of the Arbitrators of the American Arbitration Association. Each party shall bear the costs of its own counsel and presentation of evidence, and each party shall share equally the cost of such arbitration proceeding. Any award made hereunder may be docketed in a court of competent jurisdiction in Palm Beach County, Florida, and all parties hereby consent to the personal jurisdiction of such court for purposes of the enforcement of the arbitration award.
     11. Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.
     12. Severability. Invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.
     13. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.
     14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.
     15. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to services to be provided by the Executive to the Company on and after the Effective Date, and may not be changed or modified except by an agreement in writing signed by all the parties.
     16. Notice. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.
     17. Other Instruments. The parties hereby covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

     18. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed an original.
     19. Assignability. This Agreement shall not be assigned by either party, except with the written consent of the other and except as provided in Paragraph 9 hereof.
     20. Termination of Employment. For all purposes of this agreement, “termination of employment” (and any phrase of similar meaning) shall have the meaning assigned to such term in Treas. Reg. section 1.409A-1(h)(1).
     IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto on the day and year first above written.

HOLLYWOOD MEDIA CORP.
By:	/s/ Scott Gomez
	Name:	Scott Gomez
	Title:	Chief Accounting Officer

/s/ Laurie S. Silvers
LAURIE S. SILVERS